Exhibit 99.1

Investor Relations:

Christopher Taylor

781-398-2466

Media Relations:

Sarah Emond

781-398-2544

For Immediate Release

Oscient Pharmaceuticals Reports Financial Results for Third Quarter of 2005

- Conference call with senior management scheduled for 8:30 AM ET today -

Waltham, Mass., November 2, 2005 – Oscient Pharmaceuticals Corporation (Nasdaq: OSCI) today reported financial results for the third quarter ended September 30, 2005. During this period, the Company recorded $5.9 million in total revenue, with $4.8 million from the Company’s lead product, FACTIVE ® (gemifloxacin mesylate) tablets, FDA-approved for the treatment of acute bacterial exacerbations of chronic bronchitis (AECB) and mild to moderate community-acquired pneumonia (CAP). FACTIVE revenues reflect sales of the product during the third quarter as well as the recognition of revenue from product shipped during prior periods. The Company also recorded more than $1.1 million in revenue from the Company’s co-promotion agreement with Auxilium Pharmaceuticals for TESTIM® 1% testosterone gel.

“In September we marked the first anniversary of the launch of FACTIVE, a year in which our sales team generated more than 140,000 prescriptions written by approximately 14,000 primary care physicians. Including full-course therapy samples, more than 250,000 patients were treated with FACTIVE in its first year on the market,” stated Steven M. Rauscher, President and CEO. “With the longest patent life of any product in the fluoroquinolone class – through 2018 – and three times as many sales representatives today as we had at launch, we are excited about our prospects for building FACTIVE into a flagship brand for Oscient.”

For the third quarter ended September 30, 2005, the Company reported a net loss of ($21,903,000), or ($0.29) per basic and diluted share. This compares to a net loss of ($24,243,000), or ($0.32) per basic and diluted share, for the third quarter of 2004. Included in the results for the third quarter of 2005 are approximately $1.2 million in non-cash charges which consist primarily of amortization of intangible assets (included in cost of product revenue) and amortization of stock-based compensation. Cash used in operations during the quarter ended September 30, 2005 was $25.4 million. The Company’s total cash, restricted cash and investments balance at September 30, 2005 was approximately $98 million.

Management noted that research and development expenses for the third quarter of 2005 of $2,814,000 primarily reflect investment in the ongoing FACTIVE Phase IV post-marketing trial. For the third quarter of 2004, research and development expenses were $7,439,000, related primarily to the 500-patient Phase III trial for the five-day treatment of CAP. Selling, general and administrative expenses were $21,978,000 in the third quarter of 2005, reflecting expenses related to expanding the FACTIVE commercial organization as well as marketing expenses associated with the TESTIM co-promotion agreement. This compares with $14,238,000 in selling, general and administrative expenses in the third quarter of 2004.

For the nine months ended September 30, 2005, the Company reported revenues of $14,122,000 and a net loss of ($71,483,000), or ($0.94) per basic and diluted share. This compares to a net loss of ($60,989,000), or ($0.89) per basic and diluted share, on revenues of $3,892,000 for the first nine months of 2004. Included in the 2005 results are approximately $4.6 million in non-cash charges. Non-cash charges for the 2004 nine-month

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11.2.05

period were $19.1 million and were related to the merger with GeneSoft Pharmaceuticals completed in February 2004.

Third Quarter Highlights

•	Prescription Growth: During the third quarter, approximately 35,400 prescriptions for FACTIVE were dispensed, compared to 45,500 in the second quarter, due to the seasonal patterns of respiratory tract infections. During the third quarter of 2004, 1,220 prescriptions for FACTIVE were dispensed reflecting the mid-September launch of FACTIVE. From launch through the week ended October 21, 2005, approximately 173,000 prescriptions for FACTIVE have been dispensed.

•	Physician Acceptance: At the end of the third quarter, nearly 15,000 physicians had prescribed FACTIVE, more than a 19% increase from the 12,600 prescribing physicians at the end of the second quarter.

•	Market Share: Prescribing patterns of physicians who have written a prescription for FACTIVE since launch, using the most recent available data, indicate that FACTIVE attained approximately a 7% share of prescriptions for all indications, among fluoroquinolones used for respiratory tract infections. Among all prescriptions for fluoroquinolones written to treat respiratory tract infections, FACTIVE has attained approximately a 2% market share.

•	TESTIM 1% Testosterone Gel: The third quarter of 2005 was the Company’s first full quarter of promoting TESTIM to primary care physicians after entering into the co-promotion arrangement with Auxilium Pharmaceuticals in March. TESTIM market share has continued to grow in recent months capturing approximately 15% of the testosterone replacement gel market during the three months ended September 30, 2005.

•	Sales Expansion to 300: During the third quarter, the Company added 50 contract sales representatives in targeted, high volume territories to capitalize on the promotional sensitivity of FACTIVE and TESTIM. The expansion to 300 representatives will allow the Company to grow FACTIVE share of voice among high fluoroquinolone prescribing physicians to more competitive levels while increasing calls to primary care physicians for TESTIM.

•	Ramoplanin: Oscient has initiated discussions regarding the Phase III development program with Pfizer which, following the completion of its acquisition of Vicuron Pharmaceuticals, is the Company’s new partner for Ramoplanin. The Company also continues to make progress in its discussions with the FDA to finalize the Special Protocol Assessment.

“In line with the trend to move toward shorter courses of antibiotic therapy, we are continuing our pursuit of a five-day label claim for the currently approved FACTIVE indications and a new acute bacterial sinusitis claim,” stated Mr. Rauscher. “Based on the successful Phase III trial of FACTIVE for the five-day treatment of CAP, and the five previously completed Phase III studies for acute bacterial sinusitis, the sNDA filing for both potential indications remains on track to be submitted before year end.”

About Oscient Pharmaceuticals

Oscient Pharmaceuticals Corporation is a biopharmaceutical company committed to the clinical development and commercialization of novel therapeutics to address unmet medical needs. The Company is marketing FACTIVE® (gemifloxacin mesylate) tablets, approved by the FDA for the treatment of acute bacterial exacerbations of chronic bronchitis and community-acquired pneumonia of mild to moderate severity. In addition to the oral tablet form, Oscient is developing an investigational FACTIVE intravenous formulation for use in hospitalized patients. The Company is also promoting Auxilium Pharmaceuticals’ TESTIM® 1% testosterone gel to primary care physicians in the U.S. Oscient has a novel antibiotic candidate, Ramoplanin, in advanced clinical development for the treatment of Clostridium difficile-associated diarrhea (CDAD).

For important information regarding the safety and use of FACTIVE, please see the prescribing information available at www.factive.com. For important information regarding the safety and use of TESTIM, please see the prescribing information available at www.testim.com.

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Forward-Looking Statement

This press release may contain forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, including statements about (i) the prospects for future sales of FACTIVE, (ii) the Company’s growth and future operating results, (iii) the expected growth in sales of FACTIVE and TESTIM as a result of the increase in the size of the Company’s sales force, (iv) the progress on the Company’s intention to obtain a Special Protocol Assessment for Ramoplanin and (v) the Company’s expectation of filing a supplemental New Drug Application with the FDA for the five-day treatment of CAP and for the indication of acute bacterial sinusitis by the end of 2005, as well as other statements related to the progress and timing of product development, present or future licensing, collaborative or financing arrangements or that otherwise relate to future periods. These statements represent, among other things, the expectations, beliefs, plans and objectives of management and/or assumptions underlying or judgments concerning matters discussed in this document. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “expect,” “intend,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. We do not plan to update these forward-looking statements. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of risks affecting our business. These risks include, but are not limited to, (i) whether we will be able to successfully expand the indications for which FACTIVE is approved, (ii) the delay in or inability to obtain additional regulatory approvals of our products and product candidates due to negative, inconclusive or insufficient results in ongoing or future clinical trials, the FDA requiring additional information or data, delays in the progress of ongoing clinical trials, safety concerns arising with respect to our products or product candidates and disputes with the third parties from whom we license our products or product candidates and (iii) our inability to successfully commercialize FACTIVE or promote TESTIM due to: the limitations on our resources and experience in the commercialization of products; lack of acceptance by physicians, patients and third party payors; unanticipated safety, product liability, efficacy, or other regulatory issues; delays in recruiting and training sales personnel; problems relating to manufacturing or supply; inadequate distribution of the products by wholesalers, pharmacies, hospitals and other customers; and competition from other products. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statement are described under the heading “Factors Affecting Future Operating Results” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2005 and in other filings that we may make with the Securities and Exchange Commission from time to time.

Conference Call & Webcast Information

A conference call will be held today at 8:30 AM ET with Steven Rauscher, President and CEO, and other members of Oscient’s management team. Participants can access the call by dialing 1-888-634-4009. International participants are asked to dial 1-706-634-2285. The call will also be available via webcast on the Company’s website at www.oscient.com. Slides accompanying today’s call are available in the Investor Relations section of the Company’s website. A replay will be available two hours after the conclusion of the call until November 9, 2005. Domestic participants can access the replay by dialing 1-800-642-1687, while international participants are asked to dial 1-706-645-9291. The conference ID number for the replay is 1525586. A replay of the webcast will also be available on the Company’s website.

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Q305 Results

11.2.05

OSCIENT PHARMACEUTICALS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts) (unaudited)

	Three Months Ended		Nine Months Ended
	Sept. 30, 2005	Sept. 25, 2004*	Sept. 30, 2005	Sept. 25, 2004*
Revenues:
Product revenue, net	$4,778	$1,381	$12,495	$1,381
Co-promotion revenue	1,161	—	1,531	—
Biopharmaceutical revenue	2	140	96	2,511

Total revenues	5,941	1,521	14,122	3,892

Costs and expenses:
Cost of product revenue	2,018	1,195	6,391	1,195
Research and development	2,814	7,439	12,173	18,800
Write-off of in-process technology	—	—	—	11,704
Restructuring charge	—	—	—	99
Stock-based compensation	6	1,876	1,000	4,322
Selling, general and administrative	21,978	14,238	67,264	27,129

Total costs and expenses	26,816	24,748	86,828	63,249

Loss from operations	(20,875)	(23,227)	(72,706)	(59,357)

Other income (expense):
Interest income	876	870	2,628	1,560
Interest expense	(2,055)	(2,019)	(6,196)	(3,560)
Gain on sale of fixed assets	8	87	51	222
Other income	143	—	4,705	—

Net other income (expense)	(1,028)	(1,062)	1,188	(1,778)

Net loss before discontinued operations	(21,903)	(24,289)	(71,518)	(61,135)

Income from discontinued operations	—	46	35	146

Net loss	$(21,903)	$(24,243)	$(71,483)	$(60,989)

Basic/diluted net loss per common share	$(0.29)	$(0.32)	$(0.94)	$(0.89)

Basic/diluted weighted average common shares outstanding	76,758,917	74,661,879	76,340,551	68,626,874

*reflects thirteen week and thirty-nine week period ended, respectively

SELECTED BALANCE SHEET DATA

(in thousands) (unaudited)

	Sept. 30, 2005	Dec. 31, 2004
Cash, cash equivalents, marketable securities and restricted cash	$97,514	$176,628
Total assets	259,233	340,560
Deferred revenue Long-term liabilities	— 191,897	1,302 193,397
Shareholders’ equity	45,124	114,400